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                                                                     EXHIBIT 3.5

HONORABLE MATT BLUNT
SECRETARY OF STATE
STATE OF MISSOURI
JEFFERSON CITY, MO  65101



                            ARTICLES OF INCORPORATION
                                       OF
                 JOHN Q. HAMMONS HOTELS FINANCE CORPORATION III


         The undersigned, a natural person of the age of eighteen (18) years or more, for the purpose of forming a corporation under the General and Business Corporation Law of the Sate of the Missouri, adopts the following Articles of
Incorporation:

                                    ARTICLE I

The name of this corporation is John Q. Hammons Hotels Finance Corporation III.

                                   ARTICLE II

         The name and address of the corporation's initial registered office in this State is: Debra M. Shantz, 300 John Q. Hammons Parkway, Suite 300, Springfield, MO 65806.

                                  ARTICLE THREE

         The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is Thirty Thousand (30,000) shares, all of which will be Common Stock having a par value of One Dollar ($1.00) per share.

         The preferences, qualifications, limitations, restrictions, and the relative or special rights, including convertible rights, if any, in respect of the shares of each class are as follows:

         Each holder of Common Stock of this Corporation shall have the first right (subject to reasonable adjustments to avoid the issuance of fractional shares) to purchase shares of Common Stock of this Corporation which may hereafter from time to time be issued (whether or not presently authorized), including treasury shares of the Corporation, in the ratio that the number of shares of the Common Stock he or she holds at the time of the issue bears to the total number of shares of Common Stock outstanding. This right shall be deemed waived by any holder of Common Stock who does not exercise it and pay for the stock preempted within thirty (30) days of receipt of a notice in writing from the Corporation inviting him or her to exercise the right.


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                                  ARTICLE FOUR

         The name and place of residence of the incorporator is:



                  NAME                                    ADDRESS

         William J. Hart                                  750 N. Jefferson
                                                          Springfield, MO  65802

                                  ARTICLE FIVE

         The number of directors to constitute the first Board of Directors is three (3). Thereafter the number of directors shall be fixed by, or in the manner provided in the By-Laws. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

                                   ARTICLE SIX

         The Corporation shall continue perpetually.

                                  ARTICLE SEVEN

         The Corporation is formed for the following purposes:

         1. To buy, lease, rent or otherwise acquire, own, hold, use, divide, partition, develop, improve, operate, and sell, lease, mortgage, or otherwise dispose of, deal in, account and attorn for real estate, leaseholds and any and all interests or estates therein or appertaining thereto, and to construct, manage, operate, improve, maintain and otherwise deal with buildings, structures and improvements situated or to be situated on any real estate or leasehold.

         2. To buy, utilize, lease, rent, import, export, manufacture, produce, design, prepare, assemble, fabricate, improve, develop, sell, lease, mortgage, pledge, hypothecate, distribute and otherwise deal in at wholesale, retail or otherwise, and as principal, agent, or otherwise, all commodities, goods, wares, merchandise, machinery, tools, devises, apparatus, equipment and all other personal property whether tangible or intangible, of every kind without limitation as to description, location or amount.

         3. To enter into any lawful contract or contracts with persons, firms, corporations, other entities, governments or any agencies or subdivision thereof, including guaranteeing the performance of any contract or any obligation of any person, firm, corporation or other entity.

         4. To buy, lease, contract for, invest in or otherwise acquire any real or personal property, or any interest therein, or all or any part of the good will, rights, franchises, property and business of any person, entity, partnership, association or corporation, to pay for the same in cash or in stock of any class, bonds, or other obligations of the Corporation or otherwise, to hold, utilize and in any manner dispose of the whole or any part of the rights and property so acquired, to assume in connection therewith any liabilities of any such person, entity, partnership, association, or corporation, and conduct in any lawful manner the whole or any part of the

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business thus acquired.

         5. To purchase or otherwise acquire, hold, sell, pledge, reissue, transfer or otherwise deal in, shares of the Corporation's own stock, provided that it shall not use its funds or property for the purchase of its own shares of stock when such use would be prohibited by law, by the Articles of Incorporation or by the By-Laws of the Corporation, and, provided further, that shares of its own stock belonging to it shall not be voted upon directly or indirectly.

         6. To invest in land and deal with moneys of the Corporation in any lawful manner, and to acquire by purchase, by the exchange of stock or other securities of the Corporation, by subscription or otherwise, and to invest in, to hold for investment, or for any other purpose, and to use, sell, pledge or otherwise dispose of, and in general to deal in any interest concerning or enter into any transaction with respect to (including "long" and "short" sales of) any stocks, bonds, notes, debentures, certificates, receipts and other securities and obligations of any government, state, municipality, corporation, association or other entity, including individuals and partnerships and, while owner thereof, to exercise all of the rights, powers and privileges of ownership, including, among other things, the right to vote thereon for any and all purposes and to give consents with respect thereto.

         7. To borrow or raise money for any purpose of the Corporation and to secure any loan, indebtedness or obligation of the corporation and the interest accruing thereon, and for that or any other purpose to mortgage, pledge, hypothecate or charge all or any part of the present or hereafter acquired property, rights and franchises of the Corporation, real, personal, mixed or of any character whatever, subject only to limitations specifically imposed by law.

         8. To do any or all of the things hereinabove enumerated alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof.

         9. To have one or more offices, to conduct its own business, carry on its operations and promote its objects within and without the State of Missouri, in other states, the District of Columbia, the territories, colonies and dependencies of the United States, in foreign countries and anywhere in the world, without restriction as to place, manner or amount, but subject to the laws applicable thereto; and to do any or all of the things herein set forth to the same extent as a natural person might or could do and in any part of the world, either alone or in company with others.

         10. In general, to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the corporation as fully and freely as a natural person might do, to the extent and in the manner, and anywhere within and without the State of Missouri, as it may from time to time determine and to have and exercise each and all of the powers and privileges either direct or incidental, which are given and provided by or are available under the laws of the State of Missouri in respect of general and business corporations organized for profit thereunder; provided, however, that the Corporation shall not

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engage in any activity for which a corporation may not be formed under the laws of the State of Missouri.

         11. None of the purposes and powers specified in any of the paragraphs of this ARTICLE SEVEN shall be in any way limited or restricted by reference to or inference from the terms of any other paragraph, and the purposes and powers specified in each of the paragraphs of this ARTICLE SEVEN shall be regarded as independent purposes and powers. The enumeration of specific purposes and powers in this ARTICLE SEVEN shall not be construed to restrict in any manner the general purposes and powers of this Corporation, nor shall the expression of one thing be deemed to exclude or in any way limit by inference any purposes of powers which this corporation has power to exercise, whether expressly by the laws of the State of Missouri, now or hereafter in effect, or implied by any reasonable construction of such laws.

                                  ARTICLE EIGHT

         Except as otherwise specifically provided by statute, all powers of management and direct control of the Corporation shall be vested in the Board of Directors.

         The power to make, alter, amend or repeal the By-Laws of the Corporation shall be vested in the Board of Directors.

                                  ARTICLE NINE

         Section 1. Indemnification of Officers and Directors Against Third Party Lawsuits. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

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         Section 2. Indemnification of Officers and Directors Against Derivative
Lawsuits. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 3. Discretionary Indemnification of Employees. The Board of Directors of the Corporation may extend, on a case-to-case basis, the indemnification provided in Sections 1 and 2 of this Article to any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, other than a director or officer of the Corporation. Notwithstanding the foregoing, the Corporation shall be obligated to indemnify against expenses, including attorney's fees, actually and reasonably incurred by an employee or agent as a result of an action, suit or proceeding (described in Sections 1 or 2 of this Article) to the extent said employee or agent has successfully defended such action, suit or proceeding on the merits or otherwise.

         Section 4. Determination of Indemnitee's Compliance with Standard of Conduct. Any indemnification under Sections 1, 2, and 3 of this Article, unless ordered by a court, shall be made by the Corporation only as authorized in a specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the foregoing Sections. The determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, or if such quorum is not obtainable, or even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

         Section 5. Advance Payment of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

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         Section 6. Survival of Indemnification. The indemnification provided by this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, devisees, and personal representatives of such a person. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be otherwise legally entitled.

         Section 7. Insurance on Indemnities. In order to satisfy its obligations hereunder, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation and who is indemnified against liabilities under the provisions of this Article.

         Section 8. Definitions. For purposes of this Article, references to the "Corporation" include all constituent corporations absorbed in a consolidation or merger as well as this Corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to this Corporation as he would if he had served this Corporation in the same capacity.

         For purposes of this Article, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants and beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

                                   ARTICLE TEN

         The Corporation reserves the right to amend these Articles of Incorporation and the rights of all shareholders are subject to this reservation.

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